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                                                                      EXHIBIT 11
                 COMPUTATION OF PER SHARE EARNINGS


                                                        Three Months Ended
                                                March 25, 1996      March 25, 1995


    Net Income                                   $6,938,000          $6,900,000



    Shares used to compute
       earnings per share                        19,218,000          19,215,000


    Earnings Per Share                                $0.36               $0.36



    Shares used to compute
       earnings per share including
       common stock equivalents - Primary Basis  19,398,927          19,370,971


    Primary Earnings Per Share                        $0.36               $0.36



    Shares used to compute
       earnings per share including
       common stock equivalents - Fully           19,398,927         19,384,594
       Diluted Basis

    Fully Diluted Earnings Per Share                   $0.36              $0.36



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